Contact: Thomas A. Sterken, Esq., Keller Rohrback L.L.P. Registered Agent of Frontier Financial Corporation 1201 Third Avenue, Suite 3200 Seattle, WA 98101 (206) 623-1900

NEWS RELEASE

For release May 3, 2010

FRONTIER FINANCIAL CORPORATION STOCK TO BE DELISTED FROM NASDAQ

EVERETT, WA – May 3, 2010 –  Frontier Financial Corporation (NASDAQ GS: FTBK), announced today that as a result of the recent, previously announced closure of the Corporation’s wholly-owned subsidiary and principal asset, Frontier Bank, and the expected dissolution or bankruptcy, and liquidation of the Corporation, trading in the Corporation’s common stock was halted by The Nasdaq Stock Market starting on Monday May 3, 2010, and the Corporation was notified by Nasdaq on May 3, 2010, that the Corporation’s stock will be delisted from Nasdaq on May 12, 2010. This action is being taken by Nasdaq pursuant to its Listing Rules 5100 and 5110.